AMENDMENT
TO
EMPLOYMENT AGREEMENT
     The EMPLOYMENT AGREEMENT entered into by and between Apollo Group, Inc. (the Company) and Joseph L. D’Amico (the “Executive”), effective June 5, 2007 (the “Agreement”) , is hereby amended as follows, effective as of the June 15, 2007 commencement date of Executive’s employment with the Company pursuant to such Agreement.
     1. Section 6(b) of the Agreement is hereby amended in its entirety to read as follows:
          (b) Office and Facilities. The Executive’s principal place of employment shall be at the Company’s corporate offices in Phoenix, AZ, and at such location Executive shall be provided with appropriate offices and such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of his duties hereunder.
     2. Section 7(c)(iii) of the Agreement is hereby amended in its entirety to read as follows:
          (iii) a relocation of the Executive’s principal place of employment by more than fifty (50) miles from the Company’s current corporate headquarters in Phoenix, AZ (other than a relocation of Executive’s principal place of employment to Chicago, Illinois); provided, however that travel to other locations as reasonably required to carry out the Executive’s duties and responsibilities hereunder shall not be a basis for a termination for Good Reason; or
     3. Except as modified by this Amendment, all the terms and provisions of the Agreement shall continue in full force and effect.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the June 15, 2007 commencement date first above written.

JOSEPH L. D’AMICO	THE APOLLO GROUP, INC.

/s/ Joseph L. D’Amico	By:	/s/ Brian E. Mueller

	Its:	President